Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Announces Fourth Quarter and Full Year Results

Bottom line results better than anticipated on fourth quarter net sales of $153 million;
Strategic priorities unchanged;
Company provides 2009 outlook

MINNEAPOLIS, Minn., February 24, 2009—Tennant Company (NYSE:  TNC) today reported a net loss of $16.9 million, or a $0.92 loss per diluted share, on net sales of $153.3 million for the fourth quarter ended December 31, 2008. Fourth quarter net earnings were reduced by $19.8 million pretax, or $0.88 per diluted share, for the previously disclosed fourth quarter restructuring activities. Tennant reported net earnings in the comparable 2007 quarter of $12.6 million, or $0.66 per diluted share, on record net sales of $182.6 million. In its December 17, 2008 restructuring release, Tennant said it expected fourth quarter 2008 net sales of $140 million to $155 million and anticipated a loss per diluted share of $0.98 to $1.08.
Of the $19.8 million pretax charge for restructuring activities recorded in the 2008 fourth quarter, $14.6 million was related to a workforce reduction which is estimated to achieve annualized savings of at least $15 million in 2009 and $20 million in 2010. The company also recorded a $5.2 million charge for other unusual items, including $3.4 million for increased accounts receivable reserves due to the global credit crisis and a $1.8 million write-off related to technology investments that are being replaced by new solutions.
“We took swift and appropriate actions in the fourth quarter to lower our cost structure and preserve cash in order to align our business with current economic conditions,” said Chris Killingstad, Tennant Company’s president and chief executive officer. “Although the global recession hurt our sales volume and profitability in 2008, we completed three strategic acquisitions that increased net sales and expanded our markets, and we introduced several key new products. Moreover, our efforts to improve operating efficiency were successful. Through our global low-cost sourcing and lean manufacturing initiatives, we met our goal to achieve approximately $10 million in gross savings in 2008. We continue our efforts to aggressively control our cost structure through this difficult business cycle.”
The company has no plans to reduce its quarterly dividend. However, to preserve cash it temporarily suspended repurchases of stock as of September 2008. Management also decreased capital expenditures to $20.8 million in 2008 from $28.7 million in 2007.

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2 – Tennant Reports 2008 Fourth Quarter Results

At the end of the 2008 fourth quarter, total cash was $29.3 million and total debt was $95.4 million, compared to 2007 fourth quarter levels of $33.1 million and $4.6 million, respectively. The increase in debt during 2008 primarily stemmed from funding the company’s 2008 international acquisitions, which reflect Tennant’s strategy of expanding operations outside of North America.
Killingstad said, “We continue to pursue our growth and operational excellence strategies, which should position the company to remain competitive and allow us to return to historical levels of profitable growth when the economy improves.”
Tennant’s strategic priorities remain: employing continuous process improvement; improving operational excellence through lean manufacturing initiatives and a global, low-cost sourcing platform; and growing sales through innovative new products and service solutions, as well as through international market expansion.
For the full year ended December 31, 2008, Tennant reported net earnings of $10.6 million, or $0.57 per diluted share, on net sales of $701.4 million. Contributing to the nearly 6 percent rise in consolidated net sales were the acquisitions completed in 2008, a net favorable foreign currency exchange impact and benefits from pricing actions taken during the year. Full year results for 2008 included the fourth quarter charge of $0.88 per diluted share for restructuring activities, as well as a $0.09 per diluted share net benefit of several unusual items recorded in the first nine months of 2008. The net effect of unusual items in 2008 was a net reduction in earnings of $0.79 per diluted share. Excluding 2008 unusual items, earnings per diluted share were $1.36 for the full year (see supplemental financial table on page 7). In addition, results for 2008 included $0.15 of dilution from acquisitions, due primarily to the difficult economic conditions. For 2007, Tennant’s net sales were $664.2 million and net earnings were $39.9 million, or $2.08 per diluted share. Excluding several 2007 unusual items, earnings per diluted share were $1.79 for 2007 (see supplemental financial table on page 7).

Review of Results
Tennant's consolidated net sales for the 2008 fourth quarter declined 16.0 percent compared to a strong 2007 fourth quarter. Unfavorable foreign currency exchange effects reduced consolidated net sales by approximately 4 percent for the quarter. Acquisitions contributed approximately 3 percent to 2008 consolidated net sales in the fourth quarter. For the full year, consolidated net sales increased 5.6 percent compared with 2007. Acquisitions and favorable foreign currency exchange effects contributed approximately 5 percent and 2 percent, respectively, to full year consolidated net sales.
In North America, 2008 fourth quarter net sales totaled $88.2 million, down 18.9 percent versus the prior year quarter, due to lower unit equipment volume. Full year net sales in North America decreased 3.7 percent to $402.2 million compared to $417.8 million in 2007, primarily due to the credit crisis and its impact on the overall U.S. economy. The company’s Applied acquisition contributed approximately 1 percent to North America’s 2008 net sales in both the fourth quarter and the full year. Foreign currency exchange effects on North America net sales had a negative impact of approximately 1 percent in the 2008 fourth quarter and a positive impact of less than 1 percent for the full year.

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3 – Tennant Reports 2008 Fourth Quarter Results

In Europe, the Middle East and Africa (EMEA), fourth quarter net sales were $45.9 million, down 16.2 percent compared with the year ago quarter due to lower unit equipment volume. Unfavorable foreign currency exchange effects reduced net sales by approximately 9 percent for the quarter. The company’s Applied acquisition contributed approximately 6 percent to EMEA’s 2008 fourth quarter net sales. Full year net sales in EMEA increased 18.8 percent to $217.6 million. Acquisitions and favorable foreign currency exchange effects added approximately 14 percent and 6 percent for the full year, respectively, to net sales in this region.
In Tennant's Other International markets, 2008 fourth quarter net sales rose 0.5 percent to $19.2 million versus the prior year quarter. Contributing to net sales growth was expanded market coverage, particularly in the company's Asia Pacific and Latin America regions. Acquisitions, primarily Alfa in Brazil, contributed approximately 8 percent to Other International’s 2008 net sales. Unfavorable foreign currency exchange effects impacted net sales by approximately 6 percent. For the full year, Other International sales grew 29.1 percent to $81.6 million compared with 2007. Acquisitions contributed approximately 12 percent and favorable foreign currency exchange effects added approximately 3 percent to 2008 net sales in Other International markets. Full year 2008 organic net sales growth, excluding acquisitions and foreign currency exchange effects, was approximately 14 percent in Other International markets.
“The company performed well through the first nine months of 2008, during which we posted organic sales growth of 4 percent and maintained gross margins of 42 percent amid a sluggish economy and higher commodity prices,” said Killingstad. “However, the speed with which the global economy deteriorated in the fourth quarter was unprecedented. Despite our vigilant cost controls, we could not scale back operations fast enough to match the drop in fourth quarter net sales. However, the actions we’ve taken will benefit the company going forward.”
Tennant's gross profit margin was 36.5 percent for the 2008 fourth quarter compared with 42.4 percent in the prior year quarter, due to significantly lower unit equipment volume. Full year gross profit margin was 40.8 percent in 2008 compared with 42.0 percent in the previous year. Full year gross margins also were negatively impacted by an unfavorable sales mix and by the inclusion of $1.2 million of expense from the flow-through of fair market value inventory step-up from the company’s acquisitions of Applied and Alfa.
For the quarter, selling and administrative expenses (S&A) totaled $71.8 million, versus $56.8 million in the 2007 fourth quarter. The increase in S&A expenses was chiefly due to the fourth quarter restructuring activities. Excluding the $19.8 million of restructuring costs and other unusual items, S&A expenses were $52.0 million, or 33.9 percent of net sales, in the 2008 fourth quarter compared to 31.1 percent of net sales in the 2007 fourth quarter. Although Tennant’s S&A expenses, excluding the restructuring charge of $19.8 million, were lower than in the 2007 fourth quarter on a dollar basis, the rapid decline in sales still resulted in higher S&A expenses as a percent of net sales during the quarter. For the full year, S&A expenses totaled $243.6 million, or 34.7 percent of net sales, compared to $206.3 million, or 31.1 percent of net sales, in 2007. Excluding $19.8 million of restructuring costs and unusual items, 2008 full year S&A expenses were $223.8 million, or 31.9 percent of net sales.

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4 – Tennant Reports 2008 Fourth Quarter Results

Tennant's 2008 fourth quarter operating loss was $22.4 million compared to operating profit of $20.6 million in the 2007 fourth quarter. Fourth quarter operating margin was a negative 14.6 percent versus a positive 11.3 percent in the prior year quarter. The lower operating margin in the 2008 fourth quarter is primarily attributable to restructuring costs and significantly lower sales volume. The 2007 fourth quarter operating margin benefited from the $6.0 million gain on the Maple Grove, Minnesota, facility sale. For the 2008 full year, operating profit was $18.6 million compared to $54.8 million in 2007. Operating margin was 2.7 percent versus 8.3 percent in 2007.
The overall effective tax rate in the 2008 fourth quarter was 28.2 percent and it was 39.6 percent for the 2008 full year. The full year tax rate was higher than the anticipated rate of between 36.5 percent and 38.5 percent primarily due to the final mix of pretax earnings and losses by country.

Product Development
During 2008, Tennant continued to invest in innovative new technologies and new products, spending 3.5 percent of net sales on research and development, within its targeted range. The company launched six new products in 2008, in addition to the global introduction of Tennant’s electrically converted water technology, ec-H2O™ (ec-water). Sales of new products introduced in the past three years generated approximately 44 percent of equipment sales during 2008, exceeding the company’s target of 30 percent.
“New products that differentiate us from the competition are an important source of revenue and remain at the top of our priority list,” Killingstad stated. “Our new product launches in 2009 will focus on expanding the successful roll-out of ec-H2O, which is a cost-effective and environmentally friendly technology platform for the cleaning industry. We are continuing to explore new applications and new markets for this game-changing technology. In 2008, we initially offered ec-H2O on six walk-behind scrubbers. In 2009, this technology will be introduced on five rider scrubbers. We believe that ec-H2O has huge potential, and we plan to continue building on this platform to provide innovative and sustainable solutions for our customers.”
During the fourth quarter of 2008, Tennant and BISSELL Homecare, Inc., announced a licensing arrangement for a new, consumer home floor-care product that cleans carpets and leaves them dry within 30 minutes. The technology includes a power roller that is designed to trap, lift and remove dirt from carpet and eliminate excess water saturation. Under the agreement, BISSELL has licensed Tennant’s patented ReadySpace® carpet-cleaning technology, which will be marketed by BISSELL under the brand name BISSELL PROdry®, as a home carpet cleaner.
“Our agreement with BISSELL is a terrific opportunity to expand Tennant’s superior cleaning technologies into the consumer market – a new market for Tennant – and it’s a first step in our strategy to explore licensing opportunities for our technology,” said Killingstad.
Tennant strives to be the industry leader in innovation and remains committed to investing in research and development. The company expects to maintain its spending on research and development at its current level of 3 percent to 4 percent of net sales annually.

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5 – Tennant Reports 2008 Fourth Quarter Results

Business Outlook
Commenting on the company’s outlook, Killingstad said: “Given the current global economic uncertainties and lack of visibility into the year ahead, we are committed to conservatively managing the business. The restructuring that we announced in December 2008 is on track to deliver anticipated savings, and we have additional contingency plans in place that we will implement, if needed.”
Tennant’s guiding principles for 2009 include plans to:
•	adjust to the low growth economy without sacrificing the company’s long-term potential;
•
prudently allocate scarce resources to initiatives that position the company to deliver against its controllable objectives, such as increased savings from global low-cost sourcing and lean manufacturing initiatives, reduced selling and administrative costs, and investments in research and development projects, such as ec-H2O, to drive sales growth; and

•	optimize cash in an uncertain environment through conservative planning, increased discipline in capital expenditures and heightened focus on working capital management.
At this time, Tennant Company estimates full year 2009 sales in the range of $590 million to $625 million and earnings of between $0.05 to $0.45 per diluted share. This outlook includes the following assumptions for 2009: the continuation of the weak global economic environment, with sales declines anticipated in most geographies; unfavorable foreign currency impact on sales in the range of 4 percent to 6 percent; and an operating profit margin in the low single digits. Tennant anticipates a base tax rate of approximately 37 percent and capital expenditures of $15 million or less.
The company believes that its current cash and available debt capacity are more than adequate to cover normal operating cash needs and fund capital spending during 2009. Tennant is currently in compliance with its debt covenants, but is in the process of negotiating an amendment to its credit agreement to exclude restructuring charges in order to ensure compliance with its covenants throughout 2009. The company expects to execute the amendment prior to filing its Form 10-K for fiscal 2008.
Added Killingstad: “Despite current macroeconomic conditions, we believe that our strategies are sound and that we are well positioned to compete in global markets with industry-leading products. We will continue to focus on developing exciting new products, expanding our markets and achieving greater efficiencies. And we remain confident in the long-term strength and value-creation potential of our business.”

Conference Call
Tennant will host a conference call to discuss its fourth quarter and full year results today, February 24, 2009, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant's website. To listen to the call live, go to www.tennantco.com and click on Investor Relations. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

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6 – Tennant Reports 2008 Fourth Quarter Results

Company Profile
Minneapolis-based Tennant Company (NYSE:  TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and specialty surface coatings for protecting, repairing and upgrading concrete floors. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

Forward-Looking Statements
Certain statements contained in this document as well as other written and oral statements made by us from time to time are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; cost and availability of financing for ourselves and our suppliers; our customers' ability to obtain credit to fund equipment purchases; successful integration of acquisitions, including the ability to carry acquired goodwill at current values; our ability to accurately project future financial and operating results and to achieve such projections; our ability to achieve operational efficiencies while reducing expenses and headcount; fluctuations in the cost or availability of raw materials and purchased components; the ability to achieve anticipated global sourcing cost reductions; the success and timing of new technologies and products; unforeseen product quality problems; the effects of litigation, including threatened or pending litigation; the relative strength of the U.S. dollar, which affects the cost of our materials and products purchased and sold internationally; our ability to execute workforce reductions and successfully manage any negative consequences from our workforce reductions such as disruptions to our business; our ability to achieve the anticipated savings from our restructuring activities; our ability to attract and retain key personnel; our ability to acquire, retain and protect proprietary intellectual property rights; the potential for increased competition in our business; our ability to execute an amendment to our credit agreement to exclude restructuring charges from the calculation of our financial covenants prior to filing our Form 10-K for fiscal 2008; and changes in laws, including changes in accounting standards and taxation changes.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under "Risk Factors."
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures
This news release includes presentations of non-GAAP measures that include or exclude unusual or non-recurring items. Management believes that the non-GAAP measures provide useful information to investors regarding the company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company’s operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Financial Table on page 7.

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7 – Tennant Reports 2008 Fourth Quarter Results

Tennant Company
Supplemental Financial Table

	First Qtr	Second Qtr	Third Qtr	Fourth Qtr	Year
	2007	2007	2007	2007	2007

Diluted EPS as Reported	$0.31	$0.55	$0.57	$0.66	$2.08

Discrete Net Favorable Tax Items			$0.19		$0.19

Restructuring Charge			$(0.06)	$(0.03)	$(0.09)

Gain from Sale of Facility				$0.19	$0.19

EPS Excluding Items Listed Above	$0.31	$0.55	$0.44	$0.50	$1.79

	First Qtr	Second Qtr	Third Qtr	Fourth Qtr	Year
	2008	2008	2008	2008	2008

Diluted EPS as Reported	$0.28	$0.44	$0.76	$(0.92)	$0.57

Discrete Net Unfavorable Tax Items		$(0.03)			$(0.03)
Discrete Net Favorable Tax Items			$0.10		$0.10

Legal Settlement Expenses		$(0.06)			$(0.06)

Curtailed Acquisitions Expenses		$(0.02)			$(0.02)

Net Foreign Currency Gain from
Settlement of Forward Contracts			$0.09		$0.09

Gain from Divestiture of Assets		$0.01			$0.01

Workforce Reduction				$(0.65)	$(0.65)

Increased A/R Reserves				$(0.16)	$(0.16)

Technology Write-off				$(0.07)	$(0.07)

EPS Excluding Items Listed Above	$0.28	$0.54	$0.57	$(0.04)	$1.36

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8 – Tennant Reports 2008 Fourth Quarter Results

TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007

Net Sales	$153.3	$182.6	$701.4	$664.2
Cost of Sales	97.4	105.1	415.1	385.2
Gross Profit	55.9	77.5	286.3	279.0
Gross Margin	36.5%	42.4%	40.8%	42.0%

Operating Expense:
Research and Development Expense	6.5	6.1	24.3	23.9
Selling and Administrative Expense	71.8	56.8	243.6	206.3
Gain on Sale of Facility	-	(6.0)	-	(6.0)
Gain on Divestiture of Assets	-	-	(0.2)	-
Total Operating Expense	78.3	56.9	267.7	224.2

Profit (Loss) from Operations	(22.4)	20.6	18.6	54.8
Operating Margin	(14.6%)	11.3%	2.7%	8.3%

Other Income (Expense):
Interest Income	0.2	0.4	1.0	1.9
Interest Expense	(1.1)	(0.2)	(3.9)	(0.9)
Net Foreign Currency Transaction Gains (Loss)	(0.5)	(0.5)	1.4	-
ESOP Income	0.4	0.6	2.2	2.6
Other Income (Expense), Net	(0.1)	-	(1.7)	(0.7)
Total Other Income (Expense), Net	(1.1)	0.3	(1.0)	2.9

Profit (Loss) Before Income Taxes	(23.5)	20.9	17.6	57.7
Income Tax Expense	(6.6)	8.3	7.0	17.8

Net Earnings (Loss)	$(16.9)	$12.6	$10.6	$39.9

Earnings (Loss) per Share:
Basic	$(0.93)	$0.68	$0.58	$2.14
Diluted	$(0.92)	$0.66	$0.57	$2.08

Weighted Average Common Shares Outstanding:
Basic	18.2	18.5	18.3	18.6
Diluted	18.3	19.0	18.6	19.1

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In millions)	Three Months Ended December 31			Twelve Months Ended December 31
	2008	2007	% of Change	2008	2007	% of Change
North America	$88.2	$108.7	(18.9%)	$402.2	$417.8	(3.7%)
Europe, Middle East, Africa	45.9	54.8	(16.2%)	217.6	183.2	18.8%
Other International	19.2	19.1	0.5%	81.6	63.2	29.1%

Total	$153.3	$182.6	(16.0%)	$701.4	$664.2	5.6%

(1)	Net of intercompany sales.

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9 – Tennant Reports 2008 Fourth Quarter Results

TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	December 31
	2008	2007
ASSETS
Current Assets
Cash and Cash Equivalents	$29.3	$33.1
Receivables:
Trade, less Allowances for Doubtful Accounts and Returns	120.3	126.5
Other, Net	3.5	1.0
Net Receivables	123.8	127.5

Inventories	66.8	64.0
Prepaid Expenses	18.1	7.5
Deferred Income Taxes, Current Portion	12.1	8.1
Other Current Assets	0.3	0.5
Total Current Assets	250.4	240.7

Property, Plant, and Equipment	278.8	263.6
Accumulated Depreciation	(175.1)	(167.0)
Property, Plant and Equipment, Net	103.7	96.6

Deferred Income Taxes, Long-Term Portion	6.5	2.7
Goodwill	62.1	29.0
Intangible Assets, Net	28.7	5.5
Other Assets	5.2	7.6
Total Assets	$456.6	$382.1

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Current Debt	$4.0	$2.1
Accounts Payable	26.5	31.2
Employee Compensation and Benefits	23.3	29.7
Income Taxes Payable	3.2	2.4
Other Current Liabilities	50.2	31.3
Total Current Liabilities	107.2	96.7

Long-Term Liabilities
Long-Term Debt	91.4	2.5
Employee-Related Benefits	29.0	23.6
Deferred Income Taxes	11.7	0.8
Other Liabilities	7.4	6.1
Total Long-Term Liabilities	139.5	33.0
Total Liabilities	246.7	129.7

SHAREHOLDERS’ EQUITY
Preferred Stock of $0.02 par value per share,
1,000,000 shares authorized; no shares issued or outstanding	-	-
Common Stock, $0.375 par value per share, 60,000,000 shares authorized;
18,284,746 and 18,499,458 issued and outstanding, respectively	6.9	6.9
Additional Paid-In Capital	6.6	8.3
Retained Earnings	223.7	233.5
Accumulated Other Comprehensive Income (Loss)	(26.4)	5.5
Receivable from ESOP	(0.9)	(1.8)
Total Shareholders’ Equity	209.9	252.4
Total Liabilities and Shareholders’ Equity	$456.6	$382.1

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10 – Tennant Reports 2008 Fourth Quarter Results

TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Twelve Months Ended December 31
	2008	2007
OPERATING ACTIVITIES
Net Earnings	$10.6	$39.9

Adjustments to Net Earnings to arrive at Operating Cash Flows:
Depreciation	20.4	16.9
Amortization	2.6	1.2
Deferred Tax Expense	(3.5)	(1.5)
Stock-Based Compensation Expense	(1.2)	3.1
ESOP Expense	(0.5)	(0.7)
Allowance for Doubtful Accounts and Returns	4.0	1.7
Gain on Sale of Facility	-	(6.0)
Changes in Operating Assets and Liabilities Excluding the Impact of Acquisitions:
Accounts Receivable	5.6	(11.3)
Inventories	(3.3)	(0.1)
Accounts Payable	(8.6)	(2.3)
Employee Compensation and Benefits and Other Accrued Expenses	11.2	(4.3)
Income Taxes Payable/Prepaid	(11.2)	2.1
Other Current/Noncurrent Assets and Liabilities	3.9	(2.1)
Other, Net	7.5	3.0
Net Cash Provided by (Used for) Operating Activities	37.5	39.6

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(20.8)	(28.7)
Proceeds from Disposals of Property, Plant and Equipment	0.7	7.3
Acquisition of Businesses, Net of Cash Acquired	(81.9)	(3.2)
Purchases of Short-Term Investments	-	(7.9)
Sales of Short-Term Investments	-	22.2
Net Cash Provided by (Used for) Investing Activities	(102.0)	(10.3)

FINANCING ACTIVITIES
Payments on Capital Leases	(4.5)	(2.5)
Change in Short-Term Debt, Net	(1.0)	0.2
Issuance of Long-Term Debt	87.5	-
Payment of Acquired Notes Payable	(0.5)	-
Purchases of Common Stock	(14.3)	(29.0)
Proceeds from Issuances of Common Stock	1.9	8.7
Tax Benefit on Stock Plans	0.9	3.3
Dividends Paid	(9.6)	(9.0)
Principal Payment from ESOP	1.7	1.6
Net Cash Provided by (Used for) Financing Activities	62.1	(26.7)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1.4)	(0.5)

Net Increase (Decrease) in Cash and Cash Equivalents	(3.8)	2.1

Cash and Cash Equivalents at Beginning of Year	33.1	31.0

Cash and Cash Equivalents at End of Year	$29.3	$33.1